Exhibit 99.1

Press Release Source:

Ecolocap Solutions Inc.

EcoloCap takes over United Best Technology, enters Carbon Credit Market

MONTREAL, QUEBEC--(MARKET WIRE) --Feb. 21, 2008 -- Ecolocap Solutions Inc. (OTC BB:ECOS.OB - News) is pleased to announce that it has entered into an exclusive service agreement with United Best Technology Limited of Hong Kong relating to the creation of Carbon Credits (CERs) under the Clean Development Mechanism as described under the Kyoto Protocol. At the same time the Company executed a Consulting Agreement with Sodexen Inc. (“Sodexen”) pursuant to which, Sodexen is providing the services of its representative, Dr. Tri Vu Truong to serve in the capacity of President and CEO. Dr Truong is internationally recognized for his leadership within the public and private Environmental sectors. More recently Dr.Truong has focused his years of expertise on the certification and implementation of CDM-CO2 projects as defined within the Kyoto Protocols and ranks among the world’s leaders in this field.

Under the terms of the above agreements Dr. Truong and United Best have commitments to deliver to the Company a yearly minimum production of 3,600,000 (Three Million Six Hundred Thousand) fully tradable CERs as provided within the Kyoto Protocol. A number of projects that will contribute to this contractual CER yield are already in place and/or at various stages of development. These projects involve both Renewable Energy and Carbon Reduction initiatives.

The geographically exclusive Service Agreement provides the Company with United Best’s services within different regions of the world, with the greatest potential for economically feasible Renewable Energy and Carbon Reduction initiatives. These include, but are not limited to, China, Brazil, India and Vietnam. Further, beyond the period of exclusivity the agreement provides a trailing non-compete provision that will permit the company to bring its own development resources to bear without competition from United Best.

Dr. Tri Vu Truong commented: “I welcome the opportunity of leading EcoloCap Solutions in this very exciting field in which I have devoted most of my adult life. I am fully committed to making EcoloCap a leader in this imperative world initiative- creating Renewable Energy sources and limiting the emission of CO2. The Company’s agreement with United Best is a very important step in realizing this goal. It will allow the Company to hit the ground running within the most important and potentially productive regions of the world.”

Dr. Truong continued, “The economic incentives created by the CDM initiative of the Kyoto Protocol, as well as the returns from alternate sources of renewable energy make it possible for the Company and regional stakeholders to benefit greatly from our expertise. Our team has identified a number of projects from China, India, South East Asia, Vietnam, Africa and South America. We have no doubt about our ability to take these projects to term benefiting regional stakeholders while earning an above average return for our shareholders.”

Forward-Looking Statements
This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. The Company cannot provide assurances that the matters described in this press release will be successfully completed or that the Company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's SEC filings. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company's business, please refer to the risks and uncertainties detailed from time to time in the Company's SEC filings.

Contact: Me Claude Pellerin, Secretary,
514-397-0575 ext 228
cpellerin@mtllex.com